AMENDED AND RESTATED DISTRIBUTION PLAN

FRANKLIN ETF TRUST

on behalf of

FRANKLIN LIBERTY SHORT DURATION U.S. GOVERNMENT ETF

Preamble to Amended and Restated Distribution Plan

The following Amended and Restated Distribution Plan (the “Amended Plan”) has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “Act”), by FRANKLIN ETF TRUST (the “Trust”) for the use of its series, FRANKLIN LIBERTY SHORT DURATION U.S. GOVERNMENT ETF (the “Fund”), which amends and restates the prior Distribution Plan (which, together with the Amended Plan are referred to as the “Plan”) which took effect on the date the shares of the Fund were first offered for sale (the “Effective Date of the Plan”).  The Plan has been approved by a majority of the Board of Trustees of the Trust (the “Board”), including a majority of the trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting on the Plan.

            In reviewing the Plan, the Board considered the schedule and nature of payments and terms of the Investment Management Agreement between the Trust, on behalf of the Fund, and Franklin Advisers, Inc. (the “Manager”) and the terms of the Distribution Agreement between the Trust, on behalf of the Fund, and Franklin Distributors, LLC (“Distributors”).  The Board concluded that the compensation of the Manager, under the Investment Management Agreement, and of Distributors, under the Distribution Agreement, was fair and not excessive; however, the Board also recognized that uncertainty may exist from time to time with respect to whether payments to be made by the Fund to the Manager, Distributors, or others or by the Manager or Distributors to others may be deemed to constitute distribution expenses of the Fund.  Accordingly, the Board determined that the Plan should provide for such payments and that adoption of the Plan would be prudent and in the best interests of the Fund and its shareholders.  Such approval included a determination that in the exercise of their reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Fund and its shareholders.

AMENDED AND RESTATED DISTRIBUTION PLAN

            1.         The Trust, on behalf of the Fund, shall pay Distributors or others a fee as compensation for the promotion and distribution of the shares of the Fund, as well as for shareholder services provided for existing shareholders of the Fund.  Payments made for the promotion and distribution of the Fund’s shares may be used for, among other things, the printing of prospectuses and reports used for sales purposes, preparing and distributing sales literature (and any related expenses), advertisements, and other distribution-related expenses; certain promotional distribution charges paid to broker-dealer firms or others, or for participation in certain distribution channels (otherwise referred to as marketing support), including business planning assistance, advertising, educating dealer personnel about the Fund and shareholder financial planning needs, placement on dealers’ lists of offered funds, access to sales meetings, sales representatives and management representatives of dealers, participation in and/or presentation at conferences or seminars, sales or training programs for invited registered representatives and other employees, client and investor events and other dealer sponsored events, and ticket charges; or payment of dealer commissions and wholesaler compensation in connection with sales of the Fund’s shares.  Payments made for shareholder services may be used for, among other things, the expenses of assisting in the establishment and maintenance of customer accounts and records, assisting with purchase and redemption requests, arranging for bank wires, monitoring dividend payments from the Fund on behalf of customers, forwarding certain shareholder communications from the Fund to customers, receiving and answering correspondence, and aiding in the maintenance of investments of their respective customers in the Fund.  These payments may also include any distribution or service fees paid to securities dealers or their firms or others.  Agreements for the payment of distribution and service fees to securities dealers or their firms or others shall be in a form which has been approved from time to time by the Board, including the Independent Trustees.

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            2.         The maximum amount which may be paid by the Trust, on behalf of the Fund, to Distributors or others pursuant to Paragraph 1 herein shall be 0.25% per annum of the average daily net assets of the Fund.  Said payment shall be made monthly by the Fund to Distributors or others.

            3.         In addition to the payments which the Trust, on behalf of the Fund, is authorized to make pursuant to paragraphs 1 and 2 hereof, to the extent that the Trust, on behalf of the Fund, the Manager, Distributors or other parties on behalf of the Fund, the Manager or Distributors make payments that are deemed to be payments by the Fund for the financing of any activity primarily intended to result in the sale of shares issued by the Fund within the context of Rule 12b-1 under the Act, then such payments shall be deemed to have been made pursuant to the Plan.

            In no event shall the aggregate asset-based sales charges which include payments specified in paragraphs 1 and 2, plus any other payments deemed to be made pursuant to the Plan under this paragraph, exceed the amount permitted to be paid pursuant to Rule 2341 of the Rules of the Financial Industry Regulatory Authority, Inc. or any successor thereto, if applicable.

            4.         Distributors shall furnish to the Board, for its review, on a quarterly basis, a written report of the monies paid to it and to others under the Plan, including the purposes thereof, and shall furnish the Board with such other information as the Board may reasonably request in connection with the payments made under the Plan in order to enable the Board to make an informed determination of whether the Plan should be continued.

            5.         The Plan, and any agreements related to this Plan, shall continue in effect for a period of more than one year only so long as such continuance is specifically approved at least annually by a vote of the Board, and of the Independent Trustees, cast in person at a meeting called for the purpose of voting on the Plan and any related agreements.

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            6.         The Plan may be terminated at any time by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities of the Fund, as and to the extent required by the Act and the rules thereunder, including Rule 18f-3(a)(3).

            7.         Any agreement related to this Plan:

                        (a)        may be terminated at any time, without the payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities of the Fund on not more than 60 days’ written notice to any other party to the agreement; and

                        (b)        will automatically terminate in the event of its assignment (as defined in the Act).

            8.         The Plan may not be amended to increase materially the amount to be spent for distribution pursuant to Paragraph 2 hereof without approval by a majority of the Fund’s outstanding voting securities (as and to the extent required by the Act and the rules thereunder, including Rule 18f-3(a)(3)).

            9.         All material amendments to the Plan shall be approved by a vote of the Board, and of the Independent Trustees, cast in person at a meeting called for the purpose of voting on the Plan.

            10.       So long as the Plan is in effect, the Board shall satisfy the fund governance standards as defined in Rule 0-1(a)(7) under the Act, including that the selection and nomination of the Trust’s Independent Trustees shall be committed to the discretion of such incumbent Independent Trustees.

11.       Where the effect of a requirement of the 1940 Act reflected in any provision of the Plan is revised by rule, interpretation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, interpretation or order.

[Signature page follows]

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            This Amended Plan and the terms and provisions thereof are hereby accepted and agreed to by the Trust and Distributors as evidenced by their execution hereof.

FRANKLIN ETF TRUST on behalf of

Franklin Liberty Short Duration U.S. Government ETF

By:                     s/     /s/Navid J. Tofigh

Navid J. Tofigh

Title:    Vice President and Secretary

FRANKLIN DISTRIBUTORS, LLC

By:                       /s/Jeffrey S. Masom

           Jeffrey S. Masom

Title:    President

Dated:  July 17, 2013, as revised January 1, 2020, May 13, 2020 and July 7, 2021

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